As filed with the Securities and Exchange Commission on September 5, 2019

Registration No. 333-232277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8880053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Suydam, Esq.

Chief Legal Officer

Apollo Global Management, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Monica K. Thurmond, Esq.

Catherine L. Goodall, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-232277) (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Apollo Global Management, Inc., a Delaware corporation (“AGM Inc.”), as the successor registrant to Apollo Global Management, LLC, a Delaware limited liability company (“AGM LLC”). Effective at 12:01 a.m. (Eastern Time) on September 5, 2019, AGM LLC converted from a Delaware limited liability company to a Delaware corporation (the “Conversion”). AGM Inc. expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Registration Statement, as amended by this Amendment, provides for the resale of up to an aggregate of 100,000,000 shares of Class A common stock, $0.00001 par value per share (the “Class A Common Stock”), of AGM Inc. by the selling stockholders identified in the Registration Statement. As of the date hereof, 100,000,000 shares of Class A Common Stock of AGM Inc. remain unsold under the Registration Statement, as amended by this Amendment.

For the purposes of this Amendment and the Registration Statement, (i) as of any time prior to the Conversion, references to “Apollo,” “we,” “us,” “our,” the “Company” and similar terms mean AGM LLC and its consolidated subsidiaries, including the Apollo Operating Group (as defined in the Registration Statement) and all of its subsidiaries, or as the context may otherwise require, and, as of any time after the Conversion, references to “Apollo,” “we,” “us,” “our,” the “Company” and similar terms mean AGM Inc. and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require, (ii) as of any time prior to the Conversion, references to “Apollo Global Management, LLC” mean AGM LLC and, as of any time after the Conversion, if the context requires, references to “Apollo Global Management, LLC” are deleted and replaced with “Apollo Global Management, Inc.”, which means AGM Inc., (iii) as of any time prior to the Conversion, references to “our manager” mean AGM Management, LLC, a Delaware limited liability company, and, as of any time after the Conversion, if the context requires, references to “our manager” are deleted and replaced with “the Class C Stockholder” which means the holder of Class C common stock, $0.00001 par value per share, of AGM Inc., (iv) as of any time prior to the Conversion, references to “Class A shareholders” mean the holders of Class A shares, representing Class A limited liability company interests of AGM LLC (“Class A shares”), and, as of any time after the Conversion, if the context requires, references to “Class A shareholders” are deleted and replaced with “Class A stockholders” which means the holders of Class A Common Stock, (v) as of any time prior to the Conversion, references to “Class A shares” mean the Class A shares, and, as of any time after the Conversion, if the context requires, references to “Class A shares” are deleted and replaced with “Class A Common Stock” which means the Class A Common Stock, (vi) as of any time prior to the Conversion, references to the “Class B share” mean the Class B share, representing Class B limited liability company interests of AGM LLC, and, as of any time after the Conversion, if the context requires, references to “Class B share” are deleted and replaced with “Class B Common Stock” which means the Class B common stock, par value $0.00001, of AGM Inc., (vii) as of any time prior to the Conversion, references to “Series A Preferred Shares” mean the 6.375% Series A Preferred Shares of AGM LLC, and, as of any time after the Conversion, if the context requires, references to “Series A Preferred Shares” are deleted and replaced with “Series A Preferred Stock” which means the shares of Series A preferred stock, having a liquidation preference of $25 per share, of AGM Inc., (viii) as of any time prior to the Conversion, references to “Series B Preferred Shares” mean the 6.375% Series B Preferred Shares of AGM LLC, and, as of any time after the Conversion, if the context requires, references to “Series B Preferred Shares” are deleted and replaced with “Series B Preferred Stock” which means the shares of Series B preferred stock, having a liquidation preference of $25 per share, of AGM Inc., and (ix) as of any time prior to the Conversion, references to the “Exchange Agreement” mean the Fifth Amended and Restated Exchange Agreement, dated as of April 28, 2017, by and among AGM LLC, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., AMH Holdings (Cayman), L.P. and the Apollo Principal Holders (as defined therein) from time to time party thereto, and, as of any time after the Conversion, if the context requires, references to the “Exchange Agreement” mean the Sixth Amended and Restated Exchange Agreement, dated as of September 5, 2019, by and among AGM Inc., Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P.,

Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., AMH Holdings (Cayman), L.P. and the Apollo Principal Holders (as defined therein) from time to time party thereto.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by AGM LLC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by AGM Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective time of the Conversion and incorporated by reference in the Registration Statement, will not reflect the change in our name, type of legal entity or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The Registration Statement and prospectus shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-3: Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment. Applicable filing fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A Common Stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.

Listing Fee—New York Stock Exchange	$—
Fees and Expenses of Counsel	100,000
Printing Expenses	30,000
Fees and Expenses of Accountants	18,667
Filing Fee—Securities and Exchange Commission	402,869

Total	$551,536

ITEM 15	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the Registrant’s certificate of incorporation, in most circumstances the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) AGM Management, LLC in its capacity as the former manager of AGM LLC (the “Former Manager”), (b) the Former Manager or any permitted successor that owns the Class C common stock of AGM Inc. at the applicable time, in its capacity as a stockholder of AGM Inc. (the “Class C Stockholder”); (c) any affiliate of the Former Manager or the Class C Stockholder; (d) any member, partner, tax matters partner, partnership representative, officer, director, employee, agent, fiduciary or trustee of any member of AGM Inc. and its subsidiaries, the Former Manager, the Class C Stockholder or any of their respective affiliates; (e) any person who is or was serving at the request of the Former Manager or the Class C Stockholder or any of their respective affiliates as an officer, director, employee, member, partner, tax matters partner, partnership representative, agent, fiduciary or trustee of another person provided, that a person shall not be an indemnified person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any person that the board of directors of the Registrant in its sole discretion designates as an indemnitee as permitted by applicable law. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud or willful misconduct. Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Class C Stockholder will not be liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable the Registrant to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant Apollo fund to the extent applicable. The Registrant may purchase and maintain insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s certificate of incorporation.

In addition, the Registrant has entered into indemnification agreements with each of the Registrant’s directors, executive officers and certain of its employees. A description of the Registrant’s indemnification agreements is set forth in the section entitled “Item 13. Certain Relationships and Related Party Transactions— Indemnification of Directors, Officers and Others” in AGM LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each of which is incorporated herein by reference, which disclose that the Registrant will generally indemnify its directors, executive officers and certain of its employees, to the fullest extent permitted by law, against all losses, claims, damages or similar events. The Registrant has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct.

The Registrant has also agreed to indemnify each of Messrs. Leon Black, Joshua Harris and Marc Rowan and certain partners and their related parties against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made performance fee (as defined in the Registration Statement) distributions in respect of Apollo Investment Fund IV, L.P., Apollo Investment Fund V, L.P. and Apollo Investment Fund VI, L.P.

The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 16	EXHIBITS

Exhibit Number	Description

4.1	Certificate of Conversion of Apollo Global Management, LLC

4.2	Certificate of Incorporation of Apollo Global Management, Inc.

4.3	Bylaws of Apollo Global Management, Inc.

4.4	Sixth Amended and Restated Exchange Agreement, dated as of September 5, 2019, by and among Apollo Global Management, Inc., Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., AMH Holdings (Cayman), L.P. and the Apollo Principal Holders (as defined therein) from time to time party thereto

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A common stock registered

8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1)

24.1*	Power of Attorney

*	Previously filed with the Registration Statement.

ITEM 17	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) (a)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of September, 2019.

APOLLO GLOBAL MANAGEMENT, INC.

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer, Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on the 5th day of September, 2019.

Signature	Title

*	Chairman, Chief Executive Officer and Director
Leon Black	(Principal Executive Officer)

*	Chief Financial Officer and Co-Chief Operating Officer
Martin Kelly	(Principal Financial Officer)

*	Chief Accounting Officer
Robert MacGoey	(Principal Accounting Officer)

*	Senior Managing Director and Director
Joshua Harris

*	Senior Managing Director and Director
Marc Rowan

*	Director
Michael Ducey

Director
Robert Kraft

*	Director
AB Krongard

*	Director
Pauline Richards

*By:	/s/ John J. Suydam
John J. Suydam, Attorney-in-fact